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                                                                    EXHIBIT 10.1

                            FIRM COMMITMENT AGREEMENT

Matthew H. Fleeger CEO
EnviroClean International, Inc.
12750 Merit Drive, Ste. 770
Dallas, TX  75251

         This will confirm the following Agreement with Lilly Beter Capital Group, Ltd. (LBCG):

         1. LBCG will provide services to EnviroClean International, Inc.
(ENVI), to cause to raise funds through a debt offering in a minimum amount of Fifteen Million ($15M) up to a maximum amount of Twenty Million ($20M) Dollars (gross) of tradable low-grade high-yield ten-year bonds. This is a Firm Commitment for up to Twenty Million ($20M) U.S. Dollars, subject to due diligence throughout the entire period before effective date of the offering.

         lA. After the successful registration of the Company's Form 10SB and trading is authorized to commence on ENVI's stock, LBCG will assist ENVI to infuse up to Five Million ($5M) U.S. Dollars into the Company. This cash infusion may be accomplished by selling 144 stock to private individuals or other entities approved by LBCG.

         2. LBCG's position is to oversee the entire process of the bond offering, obtain the underwriting firm, the attorneys; oversee the preparation of the offering circular, (including writing, printing, etc., interfacing with all parties to agree on language, etc.), the due diligence and investigation process, the registration of the offering and blue sky in states that are so needed.

         3. LBCG will require that ENVI provide all up-front reasonable costs and expenses not to exceed $850K U.S. Dollars. If the administrative expenses of the offering cost more than $850K U.S. Dollars LBCG will absorb the expenses over $850K. This $850K is not a fixed expense. ENVI will only pay actual receipted administrative expenses of this deal. If the administrative expenses are less than $850K, ENVI will pay the actual receipted administrative expenses that have been incurred for this deal.

         3A. The administrative costs of the offering cover Errors and Omission (E&O) Insurance, legal fees, registration of the offering document, writing of the offering document, printing, mailings, due diligence and investigation procedures, Bond certificates, Transfer agent, Escrow agent, road show and miscellaneous. A due diligence/road show is covered by the administrative expenses. The administrative expenses do not include any accountants' fees. All administrative fees will be repaid out of the use of proceeds if an entity provides these funds as a loan. However, if an entity provides these funds as equity there will be no reimbursement.

         3B. The Underwriter typically will receive a commission for his participation in the offering at closing, he may also require a fee to be paid at the signing of the Underwriting Agreement and/or effective date. These fees are not included in the $850K dollar cost.

         3C. The $850K administrative expense cost does include the fees and expenses for the Form 10SB that will be initially required to register the company's shares with the Securities and Exchange Commission (SEC) and allow ENVI's shares to begin trading in the public markets.

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         3D. Funds that have been accrued or expended for administrative expenses of the offerings are non-refundable. In the event of default in the offering by ENVI, any accrued or incurred expenses are due and payable in full and no moneys are refundable.

         4. LBCG will give ENVI a notification of five business days when funds are needed to pay current administrative costs that have accrued or been expended. The premium for the E&O Insurance must be paid prior to any work on the offering commencing. On closing receipted expenses for all administrative expenses will be supplied.

         5. In today's market the bonds may carry a 10% to 15% interest rate which may vary depending on the collateral provided. Any unit rating below B-is considered to be a "Junk Bond". LBCG would anticipate that the rating issued by S&P would be in the C range, possibly D3---. Unit ratings range from AAA +++ to D3---. LBCG cannot be held to the above interest rate due to fluctuations in the marketplace.

         6. To control the conversion option there will be an Exclusion Statement in the offering circular. This Exclusion could allow ENVI principals to call the bonds at any time with a straight call or other cancellation clauses with a Board of Directors approval. The normal time period for using this type of vehicle is approximately 36 months to fifteen years. ENVI can then replace the Called bonds with cash on hand or any other type of financing. Again, the objective is to provide maximum control, flexibility, and negotiating independence in managing the capital requirements.

         7. The commissions due for the bond offering will be 10% inclusive. The commissions due will be paid from the proceeds of the bond offering on closing. The commission fee is all-inclusive and will cover any commissions due Underwriters, other brokers and LBCG. The Underwriter will receive a commission upon the total amount of money raised on bonds sold. This usually occurs upon the closing of the offering.

         8. LBCG will require ENVI to have a nine person Board of Directors. LBCG will require one seat on the Board of Directors.

         9. Further, LBCG requires first right of refusal on all raising of capital in excess of Five Million ($5M) U.S. Dollars. LBCG will be required to respond to ENVI within 30 days or LBCG will forfeit its first right of refusal. If ENVI raises any capital over Five Million ($5M) U.S. Dollars without giving LBCG first right of refusal, LBCG will receive 1% on any funds raised. If LBCG's funding sources are used, LBCG will receive 2% on any funds raised. This first right of refusal is valid for a period of two years.

         10. This process will take approximately 8 to 9 months to conclude, providing that there is no difficulty with article 11 of this Agreement below. The effective date of the offering will be subject to market conditions. The time frame is also subject to the Securities and Exchange Commission (SEC) regarding the effectiveness and qualification of the offering. The time frame may also be subject to the National Association of Securities Dealers (NASD) and state regulatory bodies regarding the effectiveness and qualification of the offering.

         11. There will be timely delivery of all documents required to complete the process of the public offering (bonds, low-grade high-yield).

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         12. This Agreement will expire l0 days from the date of this signed
Firm Commitment Agreement unless a payment of $250,000 is received upon signing of this document. The $250K payment made by ENVI will be credited against the offering expenses. If the offering does not proceed the $250K payment made by ENVI is non-refundable and this payment is not to be considered part of the administrative costs of the Bond Offering, but will be considered a consulting fee paid to LBCG from ENVI.

         13. ENVI will notify LBCG if there are any pertinent changes, financial or otherwise, in the condition of any of the involved companies and/or personnel. At that time LBCG will make a determination if the changes are substantial enough to affect the offering. If the changes are substantial enough to detrimentally effect the offering, LBCG has the right to withdraw from the offering.

         14. Instructions regarding this offering that are given to ENVI from LBCG need to be followed to expedite and comply with the conditions set up by other concerned parties, i.e. underwriters, etc.

         15. It is the intention to place most of this debt offering in a Bond type structure. However, it may be possible to utilize Euro Dollar funding at rates up to 1% lower than those available on a conventional bond offering. Although there is no guarantee on the amount, if any, that may be raised using the Euro Dollar method, LBCG will do everything in its power to place as much debt in this type of security as possible. This security also holds another advantage: up to a one (1) year moratorium of payment of interest on the debt.

         16. All other salient points and issues that were previously discussed and resolved in previous communications will hold true.

         17. ENVI is required to have computer software that is fully compatible, same programs, same versions, etc., with LBCG or their associates throughout the entire offering period. This will allow for the expeditious transfer of documents.

         18. ENVI will be required to indemnify LBCG and/or any affiliates of LBCG for claims or liability regarding the pro-forma financial statement prepared by ENVI.

         19. All Officers and Directors of ENVI will be required to certify by signature that all information in the Offering Circular is true and correct as of the filing date and to the best of their knowledge.

         20. This Firm Commitment is contingent on ENVI completing the acquisition of EPR, Inc. and Simatek or other acquisitions that are acceptable by LBCG and meet the projections of the pro forma financial statements that ENVI and LBCG have agreed upon.

         This Agreement shall stand under the laws of the State of Delaware.

         This Agreement is valid for a period of twelve months from the date of signing unless extended by the consent of both parties (LBCG and ENVI).

ACCEPTED AND APPROVED:

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/s/ Matthew H. Fleeger                      /s/ Richard Kosloske
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EnviroClean International, Inc.             Lilly Beter Capital Group, Ltd.
Matthew H. Fleeger                          Richard Kosloske
CEO                                         President

10/31/00                                    10/30/00
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Dated                                       Dated